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                                                                    EXHIBIT 12.1


                  CITGO PETROLEUM CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                  Year Ended December 31,
                                                       ---------------------------------------------------------------------------
                                                         2000             1999             1998            1997             1996
                                                       --------         --------         --------        --------         --------
                                                                                   (Dollars in Thousands)
Income before provision for income taxes               $370,577         $208,174         $296,777        $297,499         $197,250
      Distributions in excess of equity
           earnings of affiliates                        67,904           80,660           44,939          27,282            9,677
      Equity earnings (losses) in excess of
           distributions                                   -                -                -               -                -
      Interest                                           92,838           96,648           99,926         125,492          113,989
      Amortization of previously capitalized
           interest                                       3,670            3,076            2,858           4,115            3,600
      Portion of rent representative of
           interest factor                               11,667           11,667           11,333          13,000           11,000
                                                       --------         --------         --------        --------         --------
           Income as adjusted                          $546,656         $400,225         $455,833        $467,388         $335,516
                                                       ========         ========         ========        ========         ========
Fixed charges
      Interest expense                                  $92,838          $96,648          $99,926        $125,492         $113,989
      Capitalized interest                                4,000            7,000            5,000           7,000           12,000
      Portion of rent representative of
           interest factor                               11,667           11,667           11,333          13,000           11,000
                                                       --------         --------         --------        --------         --------
           Total fixed charges                         $108,505         $115,315         $116,259        $145,492         $136,989
                                                       ========         ========         ========        ========         ========
Ratio of earnings to
      fixed charges                                        5.04 x           3.47 x           3.92 x          3.21 x           2.45 x
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